Exhibit 99.1

RiceBran Technologies Regains Compliance with Nasdaq Bid Price Rule

THE WOODLANDS, Texas, February 19, 2021 — RiceBran Technologies (NASDAQ: RIBT), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-product, and barley and oat products, received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company's common stock to maintain a minimum bid price of $1.00 per share. The Nasdaq staff made this determination of compliance after the closing bid price of the Company's common stock was at $1.00 per share or greater for the prior 10 consecutive business days.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on July 27, 2020. In accordance with its Listing Rules, Nasdaq afforded the Company 180 calendar days to regain compliance. On January 26, 2021, the Company received a 180-day extension from the Nasdaq to meet continuing listing requirements by maintaining a minimum bid price per share of $1.00 for a minimum of 10 consecutive business days. The Company had until July 26, 2021 to meet Nasdaq’s Minimum Bid Rule. Prior to the expiration of the compliance period, the Company successfully regained compliance with the listing standard as a result of favorable market conditions.

About RiceBran Technologies

RiceBran Technologies is a global leader in the production and marketing of value-added products derived from rice bran as well as a producer of rice, rice co-product, and barley and oat products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. Our highly nutritious and clean label ingredient products derived from rice bran, one of the world’s most underutilized food sources, are produced utilizing our proprietary and patented stabilization technology. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Investor Relations Contact:

Rob Fink / Matt Chesler

FNK IR

ribt@fnkir.com

646.809.4048/ 646.809.2183